PRESS RELEASE

Juniata Valley Financial Corp. Announces 15.2% Increase in Fourth Quarter Earnings and Declares
Quarterly Dividend

Mifflintown, PA –January 23, 2007— Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced operating results for the fourth quarter of 2006 and for the year ended December 31. Net income for the fourth quarter of 2006 was $1,347,000, an increase of $178,000, or 15.2%, compared to the fourth quarter of 2005. Basic and diluted earnings per share increased 15.4% over the 2005 quarter, as basic and diluted earnings per share rose from $0.26 to $0.30.

In a linked-quarter comparison, net income increased by 9.4% in the fourth quarter of 2006 compared to the third quarter of 2006, completing a full year of successive quarterly improvements.

Earnings for the year ended December 31, 2006 were $5,002,000, a 9.5% increase over 2005. Basic and diluted earnings per share were $1.12 and $1.11, respectively, for the year, an increase of 12% and 11%, respectively, as compared to 2005. Total assets at the end of 2006 were $415.9 million.

Mr. Evanitsky commented that “We are pleased to achieve this level of earnings for 2006 in spite of the challenging rate environment and competitve pressures experienced during the year”. Results for the year ended December 31, 2005 included employee severance expense and unusually high professional fees related to initial compliance with the provisions of the Sarbanes-Oxley Act of 2002. “Even factoring out the unusual expenses incurred in the 2005 period, core earnings showed improvement. The interest-rate environment during 2006 has negatively impacted our net interest margin, which decreased from 4.00% in 2005 to 3.91% in 2006. We believe that the sustained flat-to-inverted yield curve has created an increasingly competitive pricing environment, both locally and globally, and may result in permanent narrowing of spreads in the banking industry”.

Net interest income was approximately $3.7 million for the fourth quarter of 2006 as compared to $3.6 million in the same quarter in 2005. The increase resulted from both an increase in average earning assets of 1.4%, when comparing the two periods, and an increase in the net interest margin of 12 basis points, to 3.95%. A loan loss provision credit of $35,000 was recorded in the fourth quarter of 2006 as a result of credit quality improvement. All categories of non-interest income increased when comparing the two quarters, primarily as a result of a concentrated sales and service effort. Non-interest expense increased by only $47,000, or 1.6%, in the fourth quarter of 2006 as compared to the same period in 2005, primarily due to unusually high professional fees that were incurred in 2005. Excluding this item from the comparison between the two periods, the results show an approximate increase of 4.3% in total non-interest expense in 2006 over 2005.

For the full year, net interest income was 1.0% lower, non-interest income was 15.3% higher and non-interest expense was 3.7% lower in 2006 as compared to 2005.

Annualized return on average equity for the fourth quarter and year-to-date in 2006 was 11.28% and 10.53%, respectively, comparing favorably to the prior year’s ratios for the same periods of 9.91% and 9.43%, respectively. For the years ended December 31, 2006 and 2005, annualized return on average assets was 1.21% and 1.12%, respectively.

Mr. Evanitsky also announced that, on January 16, 2007, Juniata Valley’s Board of Directors declared a cash dividend of $.17 per share for the quarter, payable on March 1, 2007 to shareholders of record on February 15, 2007.

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.